Exhibit 16.1

April 23, 2009

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
USA

Dear Ladies and Gentlemen:

Re: Sienna Resources, Inc.

We are the former independent auditors for Sienna Resources, Inc. (the "Company"). We have read the Company's disclosure in the section "Changes in Registrant's Certifying Accountant" as included in Section 4.01 of the Company's 8K dated April 23, 2009 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Very truly yours,


/s/ Lawrence Scharfman
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Lawrence Scharfman, CPA